Exhibit 5.1

February 8, 2002

ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, New Jersey 07059

                  Re: Registration Statement on Form S-3

Gentlemen:

     We are acting as counsel for ANADIGICS, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of 5% Convertible Senior Notes due November 15, 2006 (the "Notes"), and such indeterminate number of shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company, as may be required for issuance upon conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement"). Capitalized terms used herein shall have the meanings given to them in the Purchase Agreement, dated November 20, 2001 between the Company and Goldman, Sachs & Co. (the "Purchase Agreement"), unless otherwise defined herein. The Notes, the Purchase Agreement, the Indenture (as defined below) and the Registration Rights Agreement (as defined below) are sometimes referred to collectively herein as the "Agreements".

     In connection with this opinion letter, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of the Agreements and all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopied copies.

     We are of the opinion that the Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture (the "Indenture") dated as of November 27, 2001, between the Company and State Street Bank and Trust Company, N.A., as Trustee, subject to the following:

          (a) We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution contained in the Notes, the Indenture and the Registration Rights Agreement dated as of November 27, 2001 between the Company and Goldman, Sachs & Co. (the "Registration Rights Agreement"), which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

          (b) To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          We are of the further opinion that the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.

                                    Very truly yours,


                                    /s/LOWENSTEIN SANDLER PC
                                    LOWENSTEIN SANDLER PC